EXHIBIT 99.1

Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933

www.capitolbancorp.com

Analyst Contact: Michael M. Moran
Chief of Capital Markets
877-884-5662

Media Contact: Stephanie Swan
Director of Shareholder Services
517-372-7402

CAPITOL BANCORP REPORTS SECOND QUARTER RESULTS

Announces Overwhelming Stakeholder Support for Financial Restructuring Plan

LANSING, Mich.: August 9, 2012:  A net loss of approximately $10.3 million, or ($0.25) per share, was reported for the second quarter of 2012, compared to a net loss of $16.4 million, or ($0.40) per share, for the corresponding period in 2011.  The following contributed to the operating results for the second quarter, and were the key factors that favorably impacted performance.

➢	After removing the impact of bank divestitures:

•
On-going notable declines in both nonperforming loans and other nonperforming assets: down 15 percent and 12 percent, respectively, linked-quarter and 25 percent and 18 percent, respectively, from year-end.

•	The provision for loan losses decreased nearly 95 percent from the same quarter of 2011.
•	On a linked-quarter basis, a comparable positive trend was reflected in the provision for loan losses (down nearly 78 percent).
•	Continued margin improvement, increasing eight basis points linked-quarter and 21 basis points year-over-year.
•	Employee compensation and benefits expense decreased 12 percent from the same period in 2011.
•	Total operating expenses declined 13 percent year-over-year.

Consolidated assets declined nearly 33 percent to approximately $2.0 billion at June 30, 2012 from the nearly $3.0 billion reported at June 30, 2011, and nearly 4 percent on a linked-quarter basis from approximately $2.1 billion reported at March 31, 2012, as a result of bank divestitures and ongoing balance sheet deleveraging strategies. Eliminating the effect of bank divestitures, total portfolio loans decreased 21 percent to about $1.4 billion at June 30, 2012, from nearly $1.8 billion reported at June 30, 2011.  Despite this decline, a continued focus on higher levels of corporate-wide liquidity and signs of economic improvement in certain markets has enabled the Corporation to prudently manage its earning-assets profile, stabilize its net interest margin at or around 3.0 percent over recent quarters and begin to show modest net interest margin expansion in the past two quarters.  Deposits reflected a nearly 16 percent decline to $1.7 billion at June 30, 2012 from $2.1 billion reported at June 30, 2011; however, the Corporation's consistent focus on core funding sources resulted in an ongoing favorable improvement in deposit mix as noninterest-bearing deposits were nearly 21 percent of total deposits at June 30, 2012, compared to 17 percent at June 30, 2011.

Capitol's Chairman and CEO Joseph D. Reid said, "Another quarter of active management and resolution-oriented focus resulted in net loan charge-offs of $7.8 million for the second quarter of 2012, a significant decrease from $16.4 million for the corresponding period of 2011," added Mr. Reid.  "In addition, for the second quarter of 2012, (excluding the effect of affiliate divestitures), total nonperforming loans have declined 15 percent and total nonperforming assets have fallen 12 percent on a linked-quarter basis (declining more than 25 percent and approximately 18 percent, respectively, from year-end totals).  This continued decline is encouraging and we perceive these trendlines as an indication of continued improving fundamentals and a validation of the assumptions underlying the restructuring plan."

Quarterly Performance
In the second quarter of 2012, consolidated net operating revenues from continuing operations decreased to $17.6 million from nearly $20.7 million for the corresponding period of 2011.  The net interest margin for the three months ended June 30, 2012 was 3.20 percent, a 21 basis point increase from the 2.99 percent reported for the same period in 2011, and a modest eight basis point increase from the 3.12 percent reported for the previous quarter.  Cash and cash equivalents were approximately $346 million, or 17 percent of consolidated total assets, at June 30, 2012.  Capitol continues to focus on liquidity to manage its balance sheet in the face of ongoing economic challenges and regulatory constraints, despite the negative short-term effect on net interest income and other traditional noninterest fee revenue.  Other noninterest income from continuing operations totaled nearly $3.7 million, compared to nearly $4.9 million in the comparable 2011 period.  Core noninterest revenue components, which consist primarily of trust fees and SBA premiums, declined, partially attributable to Capitol's divestiture activities, while service charges on deposit accounts remained relatively static and mortgage fees increased slightly during the second quarter of 2012.

The Corporation continues to reduce operating expenses.  Total noninterest expenses decreased in the recent quarter to approximately $28.0 million compared to nearly $32.2 million for the three months ended June 30, 2011, after eliminating the impact of bank divestitures.  Linked-quarter, operating expenses were relatively static at the $27.1 million reported for 2012's first quarter, almost entirely attributable to a slight increase in problem asset resolution costs.  Costs associated with foreclosed properties and other real estate owned decreased to approximately $6.1 million in the second quarter of 2012, reflecting Capitol's continued efforts to work through problem asset resolution, compared to $9.0 million in the year-ago period, and the aforementioned modest uptick linked-quarter.  FDIC insurance premiums and other regulatory fees decreased from nearly $2.4 million in 2011's second quarter to approximately $1.7 million in the most recent three-month period, attributed largely to the decline in liabilities on which the assessment is based.  Combined, these two expense areas totaled $7.7 million in the most recent quarter, a decrease from the combined approximate $11.4 million level during the corresponding period of 2011.  Further, on a core, controllable-expense basis, year-over-year compensation costs declined more than 12 percent, from $12.4 million in the 2011 period to about $11.0 million in 2012's second quarter, and approximately 3.5 percent on a linked-quarter basis.

The second quarter 2012 provision for loan losses decreased dramatically to $294,000 from $5.7 million for the corresponding period of 2011 and $866,000 on a linked-quarter basis, after the impact of bank divestitures.  During the second quarter of 2012, net loan charge-offs totaled $7.8 million, a significant decrease from 2011's corresponding level of $16.5 million, but a slight increase from the linked-quarter level of approximately $6.7 million, as the Corporation continues to aggressively manage its exposure to nonperforming loans.

Continued legacy costs associated with problem asset resolution corporate-wide were a major reason for the core net operating loss in the most recent three-month period.  However, Capitol is encouraged that aggregate levels of nonperforming loans reflected notable declines at June 30, 2012 when compared to year-end as follows: Arizona (down 19.0 percent), Michigan (down 26.2 percent) and Nevada (down 34.3 percent).

Six-Month Performance
Net operating revenues approximated $35.2 million for the six months ended June 30, 2012, compared to $58.2 million for the year-ago period.  The provision for loan losses of approximately $1.2 million for the first six months of 2012 was a significant decrease from the $17.2 million for the comparable 2011 period.  The Corporation reported a net loss of nearly $18.3 million for the first six months of 2012, compared to a loss of $16.1 million reported in 2011's comparable period that was driven by a nearly $17 million gain on an exchange of trust preferred securities recorded in the first quarter of 2011.  On a per-share basis, the net loss for the first half of 2012 was $0.44, the same amount reported for the corresponding period in 2011.

Balance Sheet
Divestiture efforts and ongoing balance sheet deleveraging are focused on strengthening consolidated capital ratios, although the Corporation continues to be classified as "undercapitalized."  The challenges, and multiple efforts to address this capital-restoration priority, remain ongoing.  As of June 30, 2012, Capitol had a $196.8 million valuation allowance related to deferred tax assets, which may be released upon a sustained return to profitability.  In July 2011, Capitol announced that it had adopted a Tax Benefits Preservation Plan designed to preserve substantial tax assets.  This plan is similar to tax benefit preservation plans adopted by other public companies with significant tax attributes.  The purpose of the plan is to protect Capitol's ability to carry forward its net operating losses and certain other tax attributes for utilization in certain circumstances to offset future taxable income and reduce its federal income tax liability.

Net loan charge-offs of 2.20 percent of average loans (annualized) for the second quarter of 2012 represented a notable decrease from the 3.63 percent in the corresponding period of 2011 (excluding discontinued operations), although a slight increase from 1.74 percent on a linked-quarter basis.  Recent activity reflected encouragement in the trend of a declining level of nonperforming loans in the Arizona Region (an $8.4 million decline from the amount reported at June 30, 2011), the Great Lakes Region (a $44.1 million decline from the amount reported at June 30, 2011, exclusive of discontinued operations) and the Nevada Region (a $41.5 million decline from the amount reported at June 30, 2011).  The consolidated coverage ratio of the allowance for loan losses in relation to nonperforming loans was 45.19 percent at June 30, 2012, a continued modest improvement quarter-to-quarter over the past year.  The allowance for loan losses as a percentage of portfolio loans also remained relatively constant with recent periods at

5.32 percent, compared to 5.52 percent linked-quarter, and 5.60 percent for the same period of 2011.

Financial Restructuring Plan
In June 2012, Capitol announced the commencement of a voluntary restructuring plan, designed to facilitate Capitol's objective of converting existing debt to equity, which will facilitate new equity investments in the Corporation, as well as to help restore Capitol's capital ratios and ensure its affiliate banks are adequately-capitalized.  The initiative includes the opportunity to preserve Capitol's substantial deferred tax assets, which can benefit all shareholders going forward.  The joint plan of reorganization provides for the restructuring of Capitol's and its affiliate Financial Commerce Corporation's ("FCC") liabilities in a manner designed to maximize recoveries to all creditors and to enhance the financial stability of the reorganized debtors while simultaneously raising new capital from outside investors, which can be immediately deployed into the reorganized debtor's subsidiary banks, thus avoiding the disastrous consequences that would result from the seizure of any subsidiary bank.

Existing debt holders were asked to exchange their debt securities for both preferred and common stock of the company (the "Exchange Offer").  Simultaneously, Capitol solicited votes from all debt and equity holders for a prepackaged chapter 11 plan of reorganization (the "Standby Plan") for Capitol and FCC to be commenced in the event the Exchange Offer was not successful or that Capitol believed the transactions contemplated by the Standby Plan are in the best interests of all stakeholders.  The Standby Plan contemplates the conversion of all current trust preferred security holders, unsecured senior note holders, current preferred equity shareholders and current common equity shareholders into new classes of common stock which will retain approximately 53% of the voting control and value of the restructured company.

Capitol has also been actively seeking to identify external capital sources sufficient to restore all affiliate institutions to "well-capitalized" status in exchange for approximately 47% of the restructured company.  The Standby Plan contemplates an equity infusion of at least $70,000,000 and up to $115,000,000 pursuant to a separate equity commitment agreement to be entered into by Capitol and certain third-party investors prior to the date on which the Standby Plan becomes effective.

The first segment of the restructuring plan, the exchange of Capitol's outstanding trust preferred securities, unsecured capital notes and Series A preferred stock, expired on July 27, 2012.  As the conditions for the exchange offers were not met, the tendered securities will be released into their original CUSIP numbers.

Holders of Capitol's senior notes, trust preferred securities, Series A preferred and common stock overwhelmingly voted to accept the Standby Plan and as a result of the successful vote, Capitol's board of directors has approved proceeding with voluntary chapter 11 filings for Capitol and FCC in the U.S. Bankruptcy Court for the Eastern District of Michigan (the "Court"), and Capitol will seek quick confirmation of the approved Standby Plan by the Court.  Capitol officials emphasize that this initiative will not affect the operations or deposits of any of Capitol's affiliate banks, which are expected to continue normal operations during the pendency of the cases.  Capitol's affiliated banks are regulated separately from the holding company and their deposits are insured by the Federal Deposit Insurance Corporation.

All classes of creditors and equity security holders voted to accept the Standby Plan substantially in excess of the required thresholds for acceptance, which are as follows: (i) holders holding at least two-thirds of the aggregate principal amount of each class of claims entitled to vote on the Standby Plan and more than one half in number of such class of claims that submitted votes on the Standby Plan voted to accept the Standby Plan and (ii) holders of more than two-thirds in number of each class of equity security interests entitled to vote on the Standby Plan that submitted votes on the Standby Plan voted to accept the Standby Plan.  Of the holders of the unsecured senior notes, eighty-two percent (82%) of the aggregate amount of the securities voted cast their votes to accept the Standby Plan, with over ninety percent (90%) of those voting casting their votes in acceptance of the Standby Plan.  Seventy-six percent (76%) of the holders of the trust preferred securities that cast their votes voted to accept the Standby Plan, representing over ninety-four percent (94%) of the aggregate amount voted.  Over ninety percent (90%) of the holders of Capitol's common stock that cast their vote accepted the Standby Plan and one hundred percent (100%) of the holders of Capitol's Series A Preferred stock cast their votes in acceptance.

Capitol's Chairman and CEO, Joseph D. Reid stated, "We are pleased to announce the results of the voting on the proposed voluntary restructuring plan, which were overwhelmingly favorable.  The initiatives underlying the Standby Plan will provide resolution of our trust preferred securities and Capitol's senior debt, facilitating new equity investments in the Corporation.  We are very optimistic about the plan, which will provide benefits to Capitol and all of its stakeholders.  Additionally, the restructuring plan will help to restore the Corporation's capital ratios, as well as the capital ratios of our affiliate banks, providing a more stable platform for future growth and support.  We are enthusiastic as we enter the next phase of the restructuring plan, and appreciate the continued support from our many stakeholders."

In conjunction with this announcement and the commencement of the chapter 11 cases, Capitol has filed certain "first-day motions" that will allow it to continue its operations in the ordinary course during the plan confirmation process, which include requests to continue the payment of wages, salaries and other employee benefits.  Capitol has also filed a motion with the Court requesting that trading in Capitol's senior notes, trust preferred securities, preferred stock and common stock be restricted to preserve certain of Capitol's deferred tax assets.

When the trust preferred securities were originally issued, and until recently, substantially all of those securities comprised a crucial element of Capitol's compliance with regulatory capital requirements because they were a material component of regulatory capital.  Because of Capitol's weakened financial condition and changes to banking regulations affecting its ability (as well as that of other bank holding companies in the United States) to include any portion of these securities in regulatory capital computations, only a small portion of these securities are currently included in the Corporation's regulatory capital measurements and in the future will cease to be includable in the composition of regulatory capital components.  The restructuring initiatives will facilitate the conversion of Capitol's trust preferred securities to equity and represent an efficient opportunity to strengthen the composition of Capitol's capital base by increasing its Tier 1 common and tangible common equity ratios, while also reducing the dividend and interest expense associated with these securities.  By increasing its common equity component, and successfully completing the capital raise component of the plan, Capitol expects to have increased capital flexibility to continue to support its community banking platform, strategically take advantage of select market opportunities and implement its long-term strategies.

Affiliate Bank Divestitures
Capitol previously announced plans to sell its controlling interests in several affiliate banks.  The sales of two of these banks were completed in July 2012 and Capitol has also entered into an agreement to sell its interests in one additional affiliate in the Northwest region of the country.  These three transactions represent nearly $200 million of assets.  The pending divestiture is anticipated to be completed in 2012, pending regulatory approval and other contingencies.

About Capitol Bancorp Limited
Capitol Bancorp Limited (OTCQB: CBCR), which was founded in 1988, is a community banking company that has a network of separately chartered banks in ten states and executive offices in Lansing, Michigan.

CAPITOL BANCORP LIMITED
SUMMARY OF SELECTED FINANCIAL DATA
(in thousands, except share and per-share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2012	2011		2012	2011

Condensed consolidated results of operations:
Interest income	$19,941	$24,609		$41,179	$51,100
Interest expense	5,992	8,843		13,001	18,438
Net interest income	13,949	15,766		28,178	32,662
Provision for loan losses	294	5,736		1,160	17,216
Noninterest income	3,677	4,893		7,006	25,581
Noninterest expense	28,024	32,190		53,774	66,391
Loss from continuing operations before income
taxes	(10,692)	(17,267)		(19,750)	(25,364)
Income (loss) from discontinued operations	15	(648)		97	2,429

Net loss attributable to Capitol Bancorp Limited	$(10,339)	$(16,438)		$(18,251)	$(16,149)

Net loss attributable to Capitol Bancorp Limited
per common share	$(0.25)	$(0.40)		$(0.44)	$(0.44)
Book value (deficit) per common share at end of period	(3.20)	(1.89)		(3.20)	(1.89)
Common stock closing price at end of period	$0.14	$0.14		$0.14	$0.14
Common shares outstanding at end of period	41,038,000	41,047,000		41,038,000	41,047,000
Number of common shares used to compute net
loss per share:
Basic	41,021,000	40,946,000		41,020,000	36,579,000
Diluted	41,021,000	40,946,000		41,020,000	36,579,000

	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
	2012	2012	2011	2011	2011
Condensed summary of consolidated financial position:
Total assets	$1,985,907	$2,058,739	$2,205,265	$2,468,957	$2,945,859
Portfolio loans(1)	1,379,267	1,449,772	1,541,113	1,633,069	1,750,649
Deposits(1)	1,729,032	1,783,113	1,858,398	1,960,329	2,055,698
Capitol Bancorp Limited stockholders' equity (deficit)	(126,378)	(115,976)	(108,084)	(95,831)	(72,421)
Total capital	$17,294	$27,931	$40,509	$55,622	$90,157

Key performance ratios:
Net interest margin	3.20%	3.12%	2.90%	2.97%	2.99%
Efficiency ratio	158.99%	140.94%	113.16%	138.91%	139.60%

Asset quality ratios:
Allowance for loan losses / portfolio loans	5.32%	5.52%	5.56%	5.72%	5.60%
Total nonperforming loans / portfolio loans	11.78%	12.62%	13.45%	13.73%	13.23%
Total nonperforming assets / total assets	12.98%	14.79%	14.72%	14.23%	12.65%
Net charge-offs (annualized) / average portfolio loans	2.20%	1.74%	3.24%	5.61%	3.32%
Allowance for loan losses / nonperforming loans	45.19%	43.74%	41.33%	41.70%	42.29%

Capital ratios:
Capitol Bancorp Limited stockholders' equity (deficit) / total assets	(6.36)%	(5.63)%	(4.90)%	(3.88)%	(2.46)%
Total equity / total assets	(6.64)%	(5.89)%	(4.93)%	(3.79)%	(2.00)%

(1) Amounts as previously reported have been adjusted to exclude amounts related to discontinued operations.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements include expressions such as "expect," "intend," "believe," "estimate," "may," "will," "anticipate" and "should"
and similar expressions also identify forward-looking statements which are not necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented due to a variety of internal and external factors. Actual results could materially differ from those contained in, or implied by, such statements. Capitol Bancorp Limited undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Supplemental analyses follow providing additional detail regarding Capitol's consolidated results of operations, financial position, asset quality and other supplemental data.

CAPITOL BANCORP LIMITED
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per-share data)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
INTEREST INCOME:
Portfolio loans (including fees)	$19,590	$24,273	$40,475	$50,365
Loans held for sale	8	9	20	27
Taxable investment securities	44	28	95	58
Other	299	299	589	650
Total interest income	19,941	24,609	41,179	51,100

INTEREST EXPENSE:
Deposits	3,390	5,898	7,334	12,553
Debt obligations and other	2,602	2,945	5,667	5,885
Total interest expense	5,992	8,843	13,001	18,438

Net interest income	13,949	15,766	28,178	32,662

PROVISION FOR LOAN LOSSES	294	5,736	1,160	17,216
Net interest income after provision
for loan losses	13,655	10,030	27,018	15,446

NONINTEREST INCOME:
Service charges on deposit accounts	656	681	1,326	1,356
Trust and wealth-management revenue	701	817	1,424	1,761
Fees from origination of non-portfolio residential
mortgage loans	143	75	304	215
Gain on sale of government-guaranteed loans	167	384	362	726
Gain on debt extinguishment		-		16,861
Other	2,010	2,936	3,590	4,662
Total noninterest income	3,677	4,893	7,006	25,581

NONINTEREST EXPENSE:
Salaries and employee benefits	10,940	12,446	21,740	24,842
Occupancy	2,413	2,727	4,993	5,558
Equipment rent, depreciation and maintenance	1,446	1,950	2,886	3,866
Costs associated with foreclosed properties and other
real estate owned	6,055	9,021	11,055	16,333
FDIC insurance premiums and other regulatory fees	1,650	2,377	3,329	5,079
Other	5,520	3,669	9,771	10,713
Total noninterest expense	28,024	32,190	53,774	66,391

Loss before income tax expense (benefit)	(10,692)	(17,267)	(19,750)	(25,364)

Income tax expense (benefit)	1	(409)	(44)	(2,655)

Loss from continuing operations	(10,693)	(16,858)	(19,706)	(22,709)

Discontinued operations:
Income (loss) from operations of bank subsidiaries sold	95	(624)	33	(316)
Gain on sale of bank subsidiaries		184	126	4,552
Less income tax expense	80	208	62	1,807
Income (loss) from discontinued operations	15	(648)	97	2,429

NET LOSS	(10,678)	(17,506)	(19,609)	(20,280)

Net losses attributable to noncontrolling interests in
consolidated subsidiaries	339	1,068	1,358	4,131

NET LOSS ATTRIBUTABLE TO
CAPITOL BANCORP LIMITED	$(10,339)	$(16,438)	$(18,251)	$(16,149)

NET LOSS PER COMMON SHARE
ATTRIBUTABLE TO CAPITOL BANCORP
LIMITED (basic and diluted)	$(0.25)	$(0.40)	$(0.44)	$(0.44)

CAPITOL BANCORP LIMITED
Condensed Consolidated Balance Sheets
(in thousands, except share and per-share data)

	(Unaudited)
	June 30,	December 31,
	2012	2011
ASSETS

Cash and due from banks	$47,466	$38,540
Money market and interest-bearing deposits	298,395	318,006
Cash and cash equivalents	345,861	356,546
Loans held for sale	1,099	2,129
Investment securities:
Available for sale, carried at fair value	17,099	14,883
Held for long-term investment, carried at
amortized cost which approximates fair value	2,769	2,737
Total investment securities	19,868	17,620
Federal Home Loan Bank and Federal Reserve
Bank stock (carried on the basis of cost)	12,105	12,851
Portfolio loans:
Loans secured by real estate:
Commercial	841,762	907,377
Residential (including multi-family)	291,175	332,110
Construction, land development and other land	77,989	105,268
Total loans secured by real estate	1,210,926	1,344,755
Commercial and other business-purpose loans	156,251	181,349
Consumer	10,600	12,228
Other	1,490	2,781
Total portfolio loans	1,379,267	1,541,113
Less allowance for loan losses	(73,438)	(86,745)
Net portfolio loans	1,305,829	1,454,368
Premises and equipment	22,769	24,348
Accrued interest income	4,438	5,037
Other real estate owned	94,834	95,523
Other assets	12,947	14,345
Assets of discontinued operations	166,157	222,498

TOTAL ASSETS	$1,985,907	$2,205,265

LIABILITIES AND EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$361,003	$328,896
Interest-bearing	1,368,029	1,529,502
Total deposits	1,729,032	1,858,398
Debt obligations:
Notes payable and short-term borrowings	30,694	50,445
Subordinated debentures	149,207	149,156
Total debt obligations	179,901	199,601
Accrued interest on deposits and other liabilities	51,242	50,157
Liabilities of discontinued operations	157,645	205,756
Total liabilities	2,117,820	2,313,912

EQUITY:
Capitol Bancorp Limited stockholders' equity:
Preferred stock (Series A), 700,000 shares authorized
($100 liquidation preference per share); 50,980 shares
issued and outstanding	5,098	5,098
Preferred stock (for potential future issuance),
19,300,000 shares authorized; none issued and outstanding	--	--
Common stock, no par value, 1,500,000,000 shares authorized;
issued and outstanding: 2012 - 41,038,408 shares
2011 - 41,039,767 shares	292,179	292,135
Retained-earnings deficit	(423,175)	(404,846)
Undistributed common stock held by employee-benefit trust	(541)	(541)
Accumulated other comprehensive income	61	70
Total Capitol Bancorp Limited stockholders' equity deficit	(126,378)	(108,084)
Noncontrolling interests in consolidated subsidiaries	(5,535)	(563)
Total equity deficit	(131,913)	(108,647)

TOTAL LIABILITIES AND EQUITY	$1,985,907	$2,205,265

CAPITOL BANCORP LIMITED
Allowance for Loan Losses Activity

ALLOWANCE FOR LOAN LOSSES ACTIVITY (in thousands):

	Periods Ended June 30
	Three Month Period		Six Month Period
	2012	2011(1)	2012	2011(1)

Allowance for loan losses at beginning of period	$80,954	$117,246	$86,745	$126,305

Allowance for loan losses of previously-discontinued bank subsidiary				2,380

Loans charged-off:
Loans secured by real estate:
Commercial	(3,714)	(6,463)	(9,566)	(14,874)
Residential (including multi-family)	(2,691)	(3,261)	(7,067)	(10,441)
Construction, land development and other land	(1,414)	(4,239)	(3,564)	(11,833)
Total loans secured by real estate	(7,819)	(13,963)	(20,197)	(37,148)
Commercial and other business-purpose loans	(4,782)	(5,576)	(6,560)	(10,822)
Consumer	(38)	(369)	(333)	(592)
Other	(679)	--	(679)	--
Total charge-offs	(13,318)	(19,908)	(27,769)	(48,562)
Recoveries:
Loans secured by real estate:
Commercial	1,574	1,112	3,967	2,044
Residential (including multi-family)	568	960	3,769	1,941
Construction, land development and other land	376	145	1,149	3,153
Total loans secured by real estate	2,518	2,217	8,885	7,138
Commercial and other business-purpose loans	2,908	1,184	4,265	1,959
Consumer	82	55	145	93
Other	--	1	7	2
Total recoveries	5,508	3,457	13,302	9,192
Net charge-offs	(7,810)	(16,451)	(14,467)	(39,370)
Additions to allowance charged to expense (provision for loan losses)	294	5,736	1,160	17,216

Allowance for loan losses at end of period	$73,438	$106,531	$73,438	$106,531

Average total portfolio loans for the period	$1,420,161	$1,811,587	$1,461,872	$1,869,158

Ratio of net charge-offs (annualized) to average portfolio loans outstanding	2.20%	3.63%	1.98%	4.21%

(1)(1(1)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

CAPITOL BANCORP LIMITED
Asset Quality Data

ASSET QUALITY (in thousands):

	June 30, 2012	March 31, 2012	December 31, 2011

Nonaccrual loans:
Loans secured by real estate:
Commercial	$93,792	$114,225	$121,250
Residential (including multi-family)	36,525	39,094	45,357
Construction, land development and other land	17,409	21,411	29,088
Total loans secured by real estate	147,726	174,730	195,695
Commercial and other business-purpose loans	13,238	14,901	17,818
Consumer	174	182	124
Total nonaccrual loans	161,138	189,813	213,637

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	1,029	515	3,778
Residential (including multi-family)	231	1,089	259
Construction, land development and other land	--	312	--
Total loans secured by real estate	1,260	1,916	4,037
Commercial and other business-purpose loans	93	233	148
Consumer	14	17	38
Total past due loans	1,367	2,166	4,223

Total nonperforming loans	$162,505	$191,979	$217,860

Real estate owned and other repossessed assets	95,331	101,651	95,587

Total nonperforming assets	$257,836	$293,630	$313,447

CAPITOL BANCORP LIMITED
Selected Supplemental Data

EPS COMPUTATION COMPONENTS (in thousands):

	Periods Ended June 30
	Three Month Period		Six Month Period
	2012	2011	2012	2011

Numerator-net loss attributable to Capitol Bancorp Limited for the period	$(10,339)	$(16,438)	$(18,251)	$(16,149)

Denominator:
Weighted average number of common shares outstanding, excluding unvested restricted shares of common stock (denominator for basic and diluted net loss)	41,021	40,946	41,020	36,579

Number of antidilutive stock options excluded from diluted net loss per share computation	1,722	1,541	1,722	1,541

Number of antidilutive unvested restricted shares excluded from basic and diluted net loss per share computation	18	30	18	30

Number of antidilutive warrants excluded from diluted net loss per share computation	1,250	1,326	1,250	1,326

Net income (loss) per common share attributable to Capitol Bancorp Limited:
From continuing operations	$(0.23)	$(0.40)	$(0.43)	$(0.52)
From discontinued operations	--	--	--	0.08

Total net loss per common share attributable to Capitol Bancorp Limited	$(0.23)	$(0.40)	$(0.43)	$(0.44)

AVERAGE BALANCES (in thousands):

	Periods Ended June 30
	Three Month Period		Six Month Period
	2012	2011	2012	2011

Portfolio loans(1)	$1,420,161	$1,811,587	$1,461,872	$1,869,158
Earning assets(1)	1,744,490	2,165,074	1,791,787	2,228,605
Total assets	2,017,718	3,032,213	2,069,183	3,185,488
Deposits(1)	1,746,365	2,095,458	1,781,526	2,137,633
Capitol Bancorp Limited stockholders' equity (deficit)	(120,773)	(62,960)	(116,345)	(59,397)

(1)    Amounts as previously reported have been adjusted to exclude amounts related to discontinued operations.

Capitol Bancorp's National Network of Community Banks

Arizona Region:
Central Arizona Bank	Scottsdale, Arizona
Sunrise Bank of Albuquerque	Albuquerque, New Mexico
Sunrise Bank of Arizona	Phoenix, Arizona

Great Lakes Region:
Bank of Maumee	Maumee, Ohio
Capitol National Bank	Lansing, Michigan
Indiana Community Bank	Goshen, Indiana
Michigan Commerce Bank	Ann Arbor, Michigan

Midwest Region:
Summit Bank of Kansas City	Lee's Summit, Missouri

Nevada Region:
1st Commerce Bank	North Las Vegas, Nevada
Bank of Las Vegas	Las Vegas, Nevada

Northwest Region:
High Desert Bank	Bend, Oregon

Southeast Region:
Pisgah Community Bank	Asheville, North Carolina
Sunrise Bank	Valdosta, Georgia